Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-190584) pertaining to the Second Amended and Restated 2001 Equity Participation Plan of Oil States International, Inc.; and

2)	Registration Statement (Form S-8 No. 333-63050), pertaining to the Deferred Compensation Plan of Oil States International, Inc.

of our report dated May 31, 2017, relating to the consolidated financial statements of the GEODynamics, Inc. and subsidiaries as of and for the years ended December 31, 2016 and 2015, which appears in this Current Report on Form 8-K of Oil States International, Inc.

/s/Weaver and Tidwell, L.L.P.

Weaver and Tidwell, L.L.P.

Fort Worth, Texas

January 19, 2018